DATED 23 February 2006





                              SETTLEMENT AGREEMENT





                                WITHOUT PREJUDICE






        INTAVENT ORTHOFIX LIMITED                               (1)

        GALVIN MOULD                                            (2)






                                 Hogan & Hartson
                                   Juxon House
                             100 St Pauls Churchyard
                                 London EC4M 8BU
                               Tel: 020 7367 0200
                               Fax: 020 7267 0220
                               Ref: NW/AP/24469-6

THIS AGREEMENT is made the 23rd day of  February 2006

B E T W E E N :

(1) INTAVENT ORTHOFIX LIMITED (No. 02853159) whose registered office is at 5 Burnley Court, Cordwallis Park, Maidenhead, Berkshire, SL6 7BZ ("the Company");

(2) GALVIN MOULD of Lambourne House, College Way, East Garston, Berkshire, RG17 7EP ("Mr Mould").

IT IS AGREED as follows:

1.        TERMINATION

1.1 Mr Mould's employment and all other offices held by Mr Mould with the Company will terminate on 23 February 2006 ("the Departure Date").

1.2 The Company will pay Mr Mould's salary and pay in lieu of holiday not taken, accrued up to the Departure Date and Mr Mould's bonus entitlement of US$ 25,344 under the Company's 2005 Incentive Compensation Plan. Income tax and employee's national insurance contributions and employee's contributions to the Company's pension scheme ("the Pension Scheme") and any other deductions required by law will be deducted through the payroll in the normal way.

1.3 Mr Mould's Form P45 will be issued as soon as reasonably practicable after the Departure Date and any sums paid after the issue of the P45 will be paid less basic rate tax only. Mr Mould will be personally liable for any additional taxes due in respect of such payments.

2.        EXPENSES

2.1 Mr Mould should submit his final expenses claim in the normal manner within five (5) working days of the Departure Date. The Company will then reimburse Mr Mould for reasonable business expenses wholly, exclusively and necessarily incurred in the performance of his duties up to the Departure Date subject to Mr Mould's compliance with the Company's expenses procedures and production of satisfactory receipts.

3.        COMPENSATION

3.1 By way of compensation for termination of employment, the Company shall pay Mr Mould, without any admission of liability, the sum of (pound)214,250 ("the Settlement Sum") in accordance with Clause 3.2, (less any tax or employee's national insurance or any other sum that the Company is required by law (or entitled under the terms of this Agreement) to deduct ("the

          Deductions")). The Company believes that up to (pound)30,000 can be paid gross on the basis that it is taxable only under Chapter 3 Part 6 of the Income Tax (Earnings and Pensions) Act 2003, and will make the payment on that basis, in reliance on Mr Mould's undertaking to be responsible for any further tax that may be due and his indemnifying the Company in accordance with Clause 5.3.

3.2 Subject to receipt by the Company of a copy of this Agreement duly signed by Mr Mould, a copy of the letter from the Legal Adviser pursuant to Clause 7.8, and provided that at that date Mr Mould has not instituted any legal proceedings as warranted by Clause 7.5 the Settlement Sum shall be paid by cheque or bank transfer on 10 April 2006.

4.        CONTINUATION OF BENEFITS

4.1 The Company shall by way of further compensation for termination of employment and without any admission of liability whatsoever procure that Mr Mould shall remain covered under his current BUPA medical insurance scheme until 22 February 2007.

5.        INDEMNITY

5.1 Mr Mould agrees that he is liable for the full amount of any tax (including without limitation, income tax and employee's national insurance contributions) which may become payable arising from his employment and the Settlement Sum and/or the payments and the arrangements set out in this Agreement or arising out of the termination of his employment with the Company and any interest or penalties imposed in connection therewith, as well as any costs, claims, damages or other expenses which the Company may incur as a result of challenging such demand for tax.

5.2 The Company shall make reasonable efforts to notify Mr Mould promptly following receipt by it of any demand or claim for tax. No challenge (including an appeal against such demand) shall be initiated by the Company unless Mr Mould gives the Company reasonable notice in writing addressed to the Company Secretary that he wishes to make such a challenge and Mr Mould has given sufficient information or instructions to the Company to enable it to make the challenge. The Company will give Mr Mould reasonable co-operation in making such a challenge (provided that any such co-operation shall not involve the Company in any costs or expenses). In the absence of such a notice from Mr Mould requesting that the Company challenge the demand, the Company shall comply with the tax demand.

5.3 Mr Mould agrees to indemnify the Company on a continuing basis against any demand for tax or any other sums as set out in Clause 5.1 and Mr Mould shall be liable under this indemnity or in relation to any such demand and shall pay the Company any sums so due within 7 days of receipt of a written notification from the Company. This indemnity shall not apply to any tax or employee's national insurance contributions that have already been deducted from any sums paid to Mr Mould by the Company.

5.4 For the avoidance of doubt, the indemnity given under Clause 5.3 shall extend to any income tax, employee's national insurance contributions, interest, penalties, costs, claims, damages or other expenses arising in respect of the first (pound)30,000 of the Settlement Sum if the Inland


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


          Revenue and/or the Contributions Agency do not accept the parties' agreed treatment of the Settlement Sum as taxable only under Sections 403 and 404 of the Income Tax (Earnings and Pensions) Act 2003.


6.        COMPANY PROPERTY

6.1 Mr Mould agrees to return to the Company on or before the Departure Date in good condition (fair wear and tear excepted) and without modification all property (including but not limited to documents, mobile phone, laptop computer, credit or charge cards, keys, security passes) belonging to the Company or relating to the business of the Company or any of their respective officers, employees, customers, suppliers, bankers, agents or professional advisers which are in Mr Mould's possession or under his control. Mr Mould further agrees to return the Company car to Ms V. Clarke at the Maidenhead office by 4pm Tuesday, 28 February 2006 and in the meantime to ensure that the Company car is kept in good condition and to comply with all requirements of the insurance policy and the Company's car policy.

6.2 The obligation in Clause 6.1 applies to all documents and records including, but not limited to: books, correspondence, files, manuals, customer documentation, statistics, papers, materials, reports, minutes, plans, records, surveys, diagrams and computer printouts and to computer disks, CD Roms, audio tapes and any other medium for storing information and all copies, drafts, reproductions, notes, extracts or summaries in whatever form.

6.3 Mr Mould shall immediately inform the Company of the passwords used by him on computers which are the property of the Company and deliver up all computer disks and CD Roms in accordance with Clause 6.1 and shall delete from the hard disk of any computer which is his personal property, all records and information belonging to or prepared for or obtained from the Company or any of their clients or customers.

6.4 If Mr Mould wishes to transfer the telephone number of the Company mobile phone which he had been using up to the Departure Date to his own personal telephone, the Company will provide reasonable co-operation provided that he arranges such transfer within 14 days of the Departure Date and he undertakes full responsibility for any and all costs, including but not limited to line rental and call costs, associated with that mobile telephone number from the Departure Date and indemnifies the Company for any claims for such costs. Mr Mould agrees to return the mobile phone within 14 days of the Departure Date.


7.        SETTLEMENT AND WAIVER

7.1 Mr Mould asserts that he may have statutory claims and could bring proceedings in an Employment Tribunal against the Company and/or any of its Group Companies for:

          (a)  unfair dismissal;

          (b)  redundancy;

          (c)  breach of contract;

          (d)  unauthorised deduction of wages;


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

          (e)  sex discrimination;

          (f)  race discrimination;

          (g)  disability discrimination;

          (h)  claims relating to a protected disclosure.

7.2 While the Company and any of its Group Companies disputes the assertion, Mr Mould agrees to accept the Settlement Sum and the arrangements contained in this Agreement in full and final settlement of:

7.2.1     his entitlement to bring the claims in Clause 7.1 above; and

7.2.2 any and all present and future claims, rights of action, remedies, costs and expenses whatsoever and howsoever arising which he has or may have in any jurisdiction against the Company or any of its Group Companies or any of their directors or officers, employees, professional advisers, agents or shareholders arising from or in connection with his employment with the Company or any of its Group Companies and/or the termination of such employment or loss of any office, or any rights he has or may have under any existing or proposed bonus or incentive scheme or arrangement, or any pension provision relating to the Pension Scheme, including any common law or statutory claims, whether under English law, European law, or any other applicable law such as (but not limited to) compensation for breach of contract, wrongful dismissal, tort, and any and all of the Statutory Claims. The parties expressly agree that this waiver shall apply to future claims by Mr Mould against the Company and its Group Companies arising out of or relating to his employment or its termination or any act or omission by such company after the termination of his employment regardless of the fact that those may be unknown to either Mr Mould, to the Company or to a Group Company of the Company or the factual basis for such a claim may not be known or may not yet have arisen.

7.3 The Statutory Claims referred to in Clause 7.2 of this Agreement are claims against the Company and its Group Companies and/or their officers, employees and agents for breaches of the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Disability Discrimination Act 1995, the Employment Tribunals Act 1996, the Employment Rights Act 1996, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Employment Relations Act 1999, the Trans-national Information and Consultation of Employees Regulations 1999, the Maternity and Parental Leave, etc Regulations 1999, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Flexible Working (Procedural Requirements) Regulations 2002, the Flexible Working (Eligibility, Complaints and Remedies) Regulations 2002, the Employment Act 2002; the Employment Equality (Religion or Belief) Regulations 2003, and the Employment Equality (Sexual Orientation) Regulations 2003, including (but not limited to) claims of unfair dismissal, automatic unfair dismissal, a redundancy payment, discrimination on grounds of race, religion or belief, ethnic or national origin, sex, sexual orientation and disability discrimination, unlawful deductions from wages, for detriment or dismissal or selection for redundancy on the grounds related to having made a protected disclosure, detrimental treatment and breaches of Mr Mould's rights and/or the obligations of the Company's and its Group Companies under the provisions of the legislation mentioned above, (which the Company and its Group Companies and their officers, employees and agents dispute).

7.4 The waiver in clause 7.2 shall not affect any claim in relation to Mr Mould's accrued pension entitlement or any industrial injury, personal injury or any breach of the terms of this Agreement although no admission of liability is made by the Company in relation to any such claims (and Mr Mould confirms that he is not aware of any such claims as at the date of this Agreement).

7.5 Mr Mould warrants that he has not and undertakes that he will not institute any legal proceedings to or before any Employment Tribunal or court in relation to any claim referred to in Clause 7.1 and agrees that if any such proceedings of the nature referred to in Clauses 7.1, 7.2, 7.3 are or have been instituted by him in breach of this Clause, the Settlement Sum will be accepted by him as being made on account of and applied towards any basic, compensatory or any other award or damages or costs award which may be made in his favour and the Company shall have the option to demand the immediate repayment of the Settlement Sum paid to Mr Mould, whereupon Mr Mould will immediately repay such sum.

7.6 Mr Mould warrants and agrees that he has received independent legal advice as to the terms and effect of this Agreement and in particular as to its effect on his ability to pursue his claims (including in particular the Statutory Claims) before an Employment Tribunal from Kate Ward of Penningtons Solicitors, Newbury House, 20 Kings Road West, Newbury, Berkshire, RG14 5XR ("the Legal Adviser") who is a relevant independent adviser as defined by S.203(3A) of the Employment Rights Act 1996 and who holds appropriate insurance (as defined by S.203(3)(d) of the Employment Rights Act 1996).

7.7 Mr Mould agrees and warrants that, having taken legal advice from the Legal Adviser, the claims listed at Clause 7.1 are all the statutory claims which Mr Mould has or may have against the Company and its Group Companies and he confirms that he has raised all relevant facts and matters pertaining to his engagement, his term of employment and the termination of his employment and his directorship and its termination with the Legal Adviser and the Company and he acknowledges that the Company enters into this Agreement in reliance on the warranty given by him in this Clause.

7.8 Mr Mould will procure that the Legal Adviser will send a letter within two days of the execution of this Agreement to the Company's solicitors, Hogan & Hartson, in the form set out in Schedule 1.

7.9 The conditions regulating compromise agreements under the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Disability Discrimination Act 1995, the Employment Rights Act 1996, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Trans-national Information and Consultation of Employees Regulations 1999, the Employment Equality (Religion or Belief) Regulations 2003, and the Employment Equality (Sexual Orientation) Regulations 2003, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 and the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulation 2002 are satisfied.


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

8.        ONGOING OBLIGATIONS

8.1 Mr Mould will comply and continue to comply fully with his common law and contractual obligation of confidentiality and his obligations under Clause 8.2 of this Agreement.

8.2 The Company will pay Mr Mould an additional sum of (pound)34,973 (less statutory deductions) (the "Additional Sum"), which sum will be paid on the same date as the Settlement Sum in consideration for Mr Mould hereby agreeing and undertaking that except as required by law he will not at any time in the future without the prior written consent of the board of the Company:

8.2.1 disclose directly or indirectly to any person the contents of this Agreement or the terms of settlement with the Company except to his professional advisers, the Inland Revenue and his spouse provided that disclosure to professional advisers and spouse shall be on the condition that they agree to honour this obligation; or

8.2.2 make or publish any public announcement, statement or comment whether in writing or otherwise concerning the Company or any of its Group Companies or any of their officers or employees relating to his employment and/or termination of employment or his holding or resignation from any directorships or other offices with the Company and its Group Companies;

8.2.3 make any derogatory or critical statements or comments concerning the Company or any of its current or former directors, or officers or employees or shareholders or investors;

8.2.4 for a period of 6 months from the Departure Date, without the prior written consent of the Company which shall not be unreasonably withheld, within the UK carry on or be concerned or engaged or interested, directly or indirectly, (whether as principal, shareholder, partner, employee, officer, agent or otherwise) in any part of trade or business which directly or indirectly competes with the business or businesses of the Company in which he was materially involved at any time in the year prior to the Departure Date;

8.2.5 for a period of 6 months from the Departure Date either on his own behalf or on behalf of any person, firm or company in relation to the business of the Company in which he was materially involved at any time in the year prior to the Departure Date, directly or indirectly, approach, solicit, endeavour to entice away any person who is or was a Key Employee with whom he had dealings at any time in the year prior to the Departure Date whether or not such person would commit any breach of his contract of employment by reason of so leaving the service of the Company or otherwise;

8.2.6 for a period of 6 months from the Departure Date either on his own behalf or on behalf of any person, firm or company in relation to the business of the Company in which he was materially involved at any time in the year prior to the Departure Date, directly or indirectly, employ, engage, offer employment to or offer to engage, or procure the employment or engagement of any person who is or was a Key Employee with whom he had dealings at any time in the year prior to the Departure Date whether or not such person would commit any breach of his contract of employment by reason of so leaving the Company or otherwise;

8.2.7 for a period of 6 months from the Departure Date either on his own behalf or on behalf of any person, firm or company in relation to the business of the Company in which he was materially involved at any time in the year prior to the Departure Date, directly or indirectly, solicit, approach or offer goods or services to or endeavour to entice away from the Company, any person, firm or company who was a client or customer of the Company at any time in the year prior to the Departure Date, and in each case with whom he was materially involved by virtue of his duties under his employment contract at any time in the year prior to the Departure Date; and

8.2.8 for a period of 6 months from the Departure Date either on his own behalf or on behalf of any person, firm or company in relation to the business of the Company in which he was materially involved at any time in the year prior to the Departure Date, directly or indirectly, deal with or accept custom from any person, firm or company who was a client or customer of the Company at any time in the year prior to the Departure Date, and in each case with whom he was materially involved by virtue of his duties under his employment contract at any time in the year prior to the Departure Date.

8.3 For the purposes of the restrictions set out in clause 8.2 above "Key Employee" shall mean any person who is and was (in the period of 12 months prior to the Departure Date) employed or engaged by the Company in a management position and who by reason of such position possesses or is likely to possess information which may be imparted in confidence or be of a confidential nature relating to the business or prospective business or internal affairs of the Company. If Mr Mould applies for consent pursuant to clause 8.2.4 above he should write to Alan Milinazzo providing him with full details of the proposed activities and the Company will consider each request on its own merits.

8.4 Mr Mould may describe the nature of his work for the Company and explain the termination of his employment with the Company in private discussions with any prospective employer and any recruitment consultants to whom he should apply or who approach him provided that such description and explanation accords with the reference at
          Schedule 2 and announcement at Schedule 3 hereto.

8.5 Mr Mould agrees that if the Company becomes aware that he has breached any of his obligations under Clause 8 of this Agreement, on or after the Additional Sum and Settlement Sum has been paid to him, then he will immediately repay all of such sum to the Company. The Company's right to repayment of this sum shall be without prejudice to its right to seek an injunction against and/or claim further damages from Mr Mould.


9.        RESIGNATION

9.1 Mr Mould will immediately provide the Company with his written resignation from the offices which he holds in the Group to take effect from the Departure Date, such resignation to be in the form set out in Schedule 2 and will also resign forthwith from all other directorships, appointments, trusteeships and positions which he holds within the Group or as a nominee or representative of any Group Company and agrees to execute such documents and to do such things as are necessary to give effect to such resignations.


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

10.       WARRANTIES

10.1 Mr Mould represents and warrants to the Company that as at the date of this Agreement he has not received (either orally or in writing), nor agreed to accept (either orally or in writing) any offer, conditional or unconditional, of a contract of service or for services or any association with a partnership or to hold any office or of any form of deferred remuneration (save in respect of pension payments) to take effect at any time after the Departure Date.


11.       LEGAL FEES

11.1 The Company will pay direct to Mr Mould's Legal Adviser's firm, within twenty eight (28) days of receipt of a satisfactory copy of their invoice to Mr Mould marked as payable by the Company, their fees and disbursements properly, reasonably and exclusively incurred in advising Mr Mould in relation to the termination of his employment (including, without limitation, the negotiation and preparation of this Agreement) up to a maximum of (pound)1000 plus VAT.


12.       REFERENCE

12.1 All requests for a reference from the Company or the Group should be directed to Alan Milinazzo who, subject to the Company and the Group's duties to any recipients, will provide the Employee with a reference in the form of Schedule 3 and Alan Milinazzo will respond to any verbal enquiries which he may receive relating to a reference for the Employee in terms which comply with the tenor of the reference at
          Schedule 3.


13.       ANNOUNCEMENT

13.1 The Company agrees that any written announcement to employees regarding Mr Mould's termination of employment shall be in the form of
          Schedule 4.


14.       PREVIOUS TERMINATION ARRANGEMENTS

14.1 This Agreement contains all of the terms of settlement agreed between Mr Mould and the Company and is in substitution for all previous termination agreements or arrangements between Mr Mould and the Company whether written or oral or implied or express which shall terminate with effect from execution of this Agreement.


15.       LITIGATION

15.1 Mr Mould agrees to provide the Company with such reasonable assistance as it may require in the conduct of any legal proceedings anywhere in the world in which the Company or any Group Company is or may become involved, subject to the payment by the Company of Mr Mould's reasonable expenses incurred in providing such co-operation and to the extent permissible under the relevant legal jurisdiction the Company shall also compensate Mr Mould at the rate of $500 per day for such assistance PROVIDED THAT Mr Mould will not be required to provide assistance to the Company if this conflicts with any obligations owed to his employer.


16.       INTERPRETATION

16.1 "Group Company" shall mean any subsidiary or holding company of the Company or a subsidiary of such holding company (as defined by the Companies Acts 1985 (as amended by the Companies Act 1989)) and all such companies together shall be referred to as "the Group" or "Group Companies".

16.2 The Company enters into this Agreement on its own behalf and on behalf of its respective Group Companies and the Contract (Rights of Third Parties) Act 1999, s.1 (1)(a) and s.1(6) shall apply to this Agreement to the extent that the Company's officers and employees and each of its Group Companies and their respective officers and employees are expressly provided with the right to enforce the waiver given by Mr Mould pursuant to clause 7.2 together with the right to enforce the benefit of all other clauses in this Agreement conferring rights on third parties, but no more. The consent of a third party shall not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefits conferred in this Agreement on that third party.


17.       GOVERNING LAW AND JURISDICTION

17.1 The terms of this Agreement shall be governed by and construed in all respects in accordance with English law and the parties agree to submit to the exclusive jurisdiction of the English Courts as regards any claim or matter arising in respect of this Agreement.


18.       GENERAL

18.1 This Agreement, although marked "without prejudice" will, upon signature by both parties, be treated as an open document evidencing an agreement binding on the parties.


19.       COUNTERPARTS

19.1 This Agreement may be executed in two counterparts each of which when executed and delivered is an original but all the counterparts together constitute the same document.


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


                                   SCHEDULE 1

                                    [Omitted]



                                   SCHEDULE 2

                                    [Omitted]




                                   SCHEDULE 3

                                    [Omitted]



                                   SCHEDULE 4

                                    [Omitted]



Signed:         /s/
                ---
                For and on behalf of  INTAVENT ORTHOFIX LIMITED

Dated:          23 February 2006
                ----------------









Signed:         /s/ Galvin Mould
                ------------------
                GALVIN MOULD

Dated:          23 February 2006
                ----------------



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